Exhibit 99.1

United Natural Foods, Inc. Files Lawsuit Against Goldman Sachs and Related Parties

Lawsuit Details How Goldman Sachs Systematically Deceived, Exploited and Threatened UNFI While Advising the Company on its Acquisition of SUPERVALU

Rather Than Acting as a Trusted Advisor and Principled Lender, the Bank Repeatedly Breached its Agreements and Manipulated the CDS Market to Maximize Profits to the Detriment of UNFI

Management, which is Firmly Committed to the Acquisition and its Significant Synergies, Believes Holding the Defendants Accountable is in the Best Interests of All Shareholders and Stakeholders

PROVIDENCE, R.I. AND MINNEAPOLIS, MN, JANUARY 30, 2019 — United Natural Foods, Inc. (NYSE: UNFI) (“UNFI” or the “Company”), North America’s premier food wholesaler delivering the widest variety of products to a diverse and expansive customer base, today filed a multi-count lawsuit in the Supreme Court of the State of New York against Goldman Sachs Group, Inc. and its subsidiaries (“Goldman Sachs” or the “Bank”) to recover damages and recoup the Bank’s ill-gotten gains stemming from its improper conduct during the period in which it advised UNFI on the $2.9 billion acquisition of SUPERVALU INC (“SUPERVALU”).

Named defendants in UNFI’s complaint include Goldman Sachs and its principal executive overseeing the SUPERVALU transaction engagement, as well as Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated. UNFI filed similar claims separately against U.S. Bank for its collusive action, led by Goldman Sachs, in these matters.

UNFI’s complaint clearly lays out how Goldman Sachs used its market power and influence to exploit the Company as part of a concerted effort to maximize the Bank’s profits. UNFI entrusted Goldman Sachs to provide a full range of transaction advisory services and to arrange a multi-billion-dollar loan (the “Term Loan”) for the acquisition of SUPERVALU. While positioning itself as UNFI’s trusted advisor on the one hand and its counter-party lender on the other, Goldman Sachs consolidated its command over all aspects of the transaction in order to extract millions in unjustifiable interest, fees, and other damages suffered by the Company and its shareholders.

“We feel we have an obligation to hold Goldman Sachs and others accountable for the ways in which they materially harmed UNFI and its shareholders in arranging the financing and managing related activities for our acquisition of SUPERVALU,” said Steve Spinner, UNFI’s Chief Executive Officer and Chairman. “We expected our extremely well-paid transaction advisors to provide ethical counsel and unbiased support around this landmark acquisition—not leverage their positions to pursue larger profits for themselves and other clients at our expense and ongoing damage. UNFI is completely committed to the SUPERVALU combination and firmly believes in its many benefits and synergies, as we have repeatedly exhibited, but we are also determined to pursue our claims against the defendants for their unlawful acts surrounding the deal.”

Jill Sutton, UNFI’s Chief Legal Officer and General Counsel added: “We believe a review of the case’s details and facts shows that when the defendants had to choose between UNFI’s best interests and their own profits, they opted to put their financial motives first. They sought to do this while blatantly breaching their agreements and, on information and belief, manipulating UNFI’s lending group in the process, which came to maintain interests that diverge from our interests. Rather than respect its contractual obligations and the law, we believe Goldman Sachs played by its own set of rules both when dealing with us and CDS market participants, for its own benefit.”

UNFI’s complaint breaks the Defendants’ misconduct into four main counts:

•                  Misappropriating $40.5 Million

UNFI asserts that the Defendants are liable for breach of contract for egregiously misappropriating $40.5 million in Term Loan-related Marketing Period Fees that Goldman Sachs withheld from the funding it was obligated to provide and paid itself despite not being entitled to do so. Without legal justification and any formal communication or invoicing, Goldman Sachs directed (and both Bank of America and U.S. Bank sanctioned) the withholding of the money from the Term Loan it committed to provide UNFI at the deal’s closing. Yet the plain terms of the parties’ contract make clear that the Defendants had no basis to seek this extra fee because they had a full opportunity to market the Term Loan at issue.

•                  Misappropriating $11.4 Million

UNFI asserts that the Defendants are liable for breach of contract for withholding $11.4 million in Advisory Fees from the Company’s Term Loan. Goldman Sachs withheld these fees from the Term Loan—over UNFI’s objection—despite no contractual authority to do so and without regard for the fact that the Bank was already in breach of its contract for its mishandling of financing structure fees. Two million of the $11.4 million seized by Goldman Sachs was a blatant misappropriation because the Bank had previously discounted its fees by that amount, but withheld these funds as well.

•                  Dealing with UNFI in Bad Faith and Unfairly in Excess of an Additional $140 Million

UNFI asserts that the Defendants breached their duty to act in good faith when they forced the Company to increase the cost of financing, damaging UNFI by $140 Million (present value). The Defendants were focused on maximizing their own profits, while failing to make good faith efforts to syndicate the Term Loan prior to the closing of the SUPERVALU acquisition. UNFI’s complaint includes additional examples of how the Defendants breached their duties.

•                  Committing Fraud Against UNFI and Manipulating the $470 Million Market for SUPERVALU CDS with Sizable Damages at Trial Estimated

UNFI asserts that the Defendants made material misrepresentations and omissions of fact to induce the Company to accept their demand that SUPERVALU be added as a co-borrower on the Term Loan. They told UNFI that the impact would be minimal. But the truth is that the effect of adding SUPERVALU as a co-borrower caused significant harm to UNFI because—unbeknownst to the Company but well-known to Goldman Sachs—the change was part of an unlawful quid pro quo between the Bank and credit default swap (CDS) holders to solidify their participation in the Term Loan. The co-borrower adjustment spurred an artificial and significant spike in the value of CDS protection contracts held by the Bank’s hedge fund clients.

Quinn Emanuel Urquhart & Sullivan, LLP and Coburn & Greenbaum PLLC are representing UNFI as external legal counsel.

About United Natural Foods

UNFI is North America’s premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers.  By providing this deeper ‘full-store’ selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Combined with SUPERVALU, UNFI is the largest publicly-traded grocery distributor in America with expected annual sales of over $21 billion. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

Contacts

For Investors

Steve Bloomquist

Vice President - Investor Relations

Steve.j.bloomquist@supervalu.com

952-828-4144

For Media

Jeff Swanson
Vice President, Communications
952-903-1645
jeffrey.s.swanson@supervalu.com

OR

Profile (on behalf of UNFI)
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com

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